Exhibit 99.1

CareDx Appoints Dr. Hannah Valantine to its Board of Directors

Dr. Valantine brings deep transplant and diversity leadership expertise to the CareDx board

SOUTH SAN FRANCISCO, Calif., June 30, 2021 (GLOBE NEWSWIRE) — CareDx, Inc. (Nasdaq: CDNA), a leading precision medicine company focused on the discovery, development, and commercialization of clinically differentiated, high-value healthcare solutions for transplant patients and caregivers, today announces that Hannah Valantine, MD has joined CareDx’s Board of Directors.

Dr. Valantine is a Professor of Medicine at Stanford and the former National Institutes of Health (NIH) Chief Scientific Officer for Scientific Workforce Diversity. Prior to joining the NIH, she was Professor of Cardiovascular Medicine and the Senior Associate Dean for Diversity and Leadership at Stanford. Dr. Valantine has partnered with CareDx throughout the years, including as a principal investigator on the seminal AlloMap Heart publications and as an innovator behind the original patents for AlloSure alongside Dr. Stephen Quake at Stanford.

“I have dedicated my professional life to biomarker development in transplant medicine. Looking back, it is incredible to see the impact we have had on patient care, particularly with inclusive research and development practices. I am glad to join the CareDx board where I can continue working closely with Reg and the team, who are pioneers in an incredibly important field. We are supporting the transplant community with more and more tools to further our evidence-driven approaches in a high-impact patient setting,” said Hannah Valantine, MD.

“We welcome Hannah to the CareDx Board of Directors. Hannah will not only greatly contribute to our Scientific Advisory Committee, she will also provide the transplant clinician perspective from her many years of clinical experience at Stanford. In her role at the NIH, she has been able to drive an innovation agenda and influence policy on the national stage,” said Peter Maag, Executive Chairman at CareDx, Inc.”

About CareDx

CareDx, Inc., headquartered in South San Francisco, California, is a leading precision medicine solutions company focused on the discovery, development, and commercialization of clinically differentiated, high-value healthcare solutions along the pre- and post-transplant patient journey and is the leading provider of genomics-based information for transplant patients. For more information, please visit: www.CareDx.com.

CONTACTS:

CareDx, Inc.

Sasha King

Chief Marketing Officer

415-287-2393

sking@caredx.com

Investor Relations

Greg Chodaczek

347-610-7010

investor@caredx.com